Exhibit 99.1

For Immediate Release	For More Information Contact:
Jim Graham, (910) 641-0044

Waccamaw Bankshares, Inc. and Bank of Heath Springs Announce Definitive Merger Agreement

FOR IMMEDIATE RELEASE (Whiteville, North Carolina) -   Waccamaw Bankshares, Inc. [NASDAQ: WBNK] (“Waccamaw”) and Bank of Heath Springs (“Heath Springs”) today announced the signing of a definitive merger agreement, pursuant to which Waccamaw Bank, a wholly-owned subsidiary of Waccamaw, will acquire Heath Springs in an all cash transaction.

James G. Graham, Waccamaw President and Chief Executive Officer, stated:  “We are extremely pleased to have the opportunity to partner with Heath Springs.  South Carolina has been a strategic priority for us due to its attractive market characteristics.  Heath Springs will provide us with a solid customer base and an experienced management team, and we look forward to working with them and expanding in South Carolina.  This is a tremendous opportunity to develop and enhance our combined franchise.”

Mark H. Bridges, Bank of Heath Springs Chairman, President and Chief Executive Officer, added: “Waccamaw is the ideal partner for Bank of Heath Springs.  This transaction will enhance our ability to serve our customers and our community through the increased products and services of a larger community banking franchise.”

Bank of Heath Springs is headquartered in Lancaster County, South Carolina.  The transaction is subject to the approval of the Heath Springs’ shareholders and appropriate regulatory approvals.  It is anticipated that the transaction will be consummated in the second quarter of 2006.

Waccamaw Bank, the primary subsidiary of Waccamaw Bankshares, Inc., is a state-chartered bank operating eight offices in Whiteville, Wilmington, Shallotte, Holden Beach, Chadbourn, Tabor City, Southport, and Elizabethtown, North Carolina. In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary. Common stock of Waccamaw Bankshares, Inc. is listed on the NASDAQ Capital Market and trades under the symbol WBNK. Additional corporate information, product descriptions, and online services can be located on the Bank’s website at www.waccamawbank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-KSB and its other periodic reports.